EXHIBIT 10.2
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 13, 2017 among Heartland Financial USA, Inc., a Delaware corporation (the “Company”), Signature Bancshares, Inc. (“Signature”), Minnesota Bank & Trust (“MBT”), a Minnesota banking corporation and wholly owned subsidiary of the Company, and Leif E. Syverson (the “Executive”), a resident of Minnesota.
WHEREAS, the Executive currently serves as Executive Vice President of Signature and Signature Bank, a Minnesota banking corporation and wholly-owned subsidiary of Signature;
WHEREAS, Signature Bank and Executive are parties to an Employment Agreement dated October 28, 2003 and amendment thereto dated August 15, 2012 (together the “Prior Employment Agreement”);
WHEREAS, Signature and the Company are executing an Agreement and Plan of Merger (the “Parent Merger Agreement”) as of the date hereof, pursuant to which Signature will be merged with and into the Company (the “Parent Merger”), and the Company will continue as the surviving corporation;
WHEREAS, the Parent Merger Agreement provides that Signature Bank will be merged with and into MBT as the surviving bank (the “Surviving Bank”) pursuant to a bank merger agreement (the “Bank Merger”);
WHEREAS, conditioned on the successful completion of the Parent Merger and the Bank Merger, the Company and the Surviving Bank desire that the Surviving Bank employ the Executive after the date of consummation of the Bank Merger (the “Effective Date”) on the terms and conditions of this Agreement, and the Executive desires to be employed by the Surviving Bank on such terms and conditions; and
WHEREAS, the parties desire this Agreement to supersede and cancel the Prior Employment Agreement in all respects, recognizing that the compensation and benefits to be provided to Executive under this Agreement constitute good and valuable consideration therefor.
NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment. Effective upon the Effective Date, the Surviving Bank hereby agrees to employ the Executive, and the Executive accepts such employment and agrees to perform services for the Surviving Bank, for the period and upon the other terms and conditions set forth in this Agreement. Effective on the Effective Date, the Prior Employment Agreement shall in all respects terminate and be null and void, and all rights and obligations thereunder shall be superseded by this Agreement.

2.Term. Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of the Executive’s employment hereunder shall be for a period of two (2) years, commencing on the Effective Date (the “Initial Term”). Except as otherwise agreed in writing by the parties, if the Executive continues to be employed by the Surviving Bank after the Initial Term, for any reason, he will do so as an at-will employee and not pursuant to this Agreement, provided that (x) the Executive’s post-termination obligations pursuant to Sections 5, 6, 7 and 8(e) of this Agreement shall survive during the period of any such continued at-will employment (the Initial Term plus any period of at-will employment being referred to herein as the “Term”), and, to the extent applicable, after termination of such at-will employment, for any reason, and (y) the Surviving Bank’s obligations set forth herein which are expressly contemplated to survive Executive’s termination, shall survive Executive’s termination. If either (i) the Parent Merger Agreement is validly terminated pursuant to the terms of Article 8 thereof, or (ii) the Executive’s employment with Signature terminates prior to the Effective Date, for any reason, this Agreement, and all rights and obligations of the Company, the Surviving Bank and the Executive hereunder, shall be null and void.

3.Position and Duties.

(a)Position. During the Term, the Executive shall serve as Executive Vice President and Head of Commercial Banking of the Surviving Bank, reporting to the President and CEO of the Surviving Bank. The Company and Surviving Bank agree that the Executive shall be appointed to the Board of Directors of the Surviving Bank effective as of the Effective Date, and the Executive agrees to serve, but after the Initial Term shall not be entitled to serve, as a member of the Board of Directors of the Surviving Bank for so long as he is the Executive Vice President and Head of Commercial Banking of the Surviving Bank, but shall not be entitled to compensation for service as a member of the Board of Directors in addition to the compensation provided herein.

(b)Performance of Duties. The Executive agrees to devote his full time, attention and efforts to the business and affairs of the Surviving Bank, and shall comply with the Surviving Bank’s policies and rules, as they may be in effect from time to time, during his employment by the Surviving Bank. The Executive confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Notwithstanding the prior sentence, while he remains employed by the Surviving Bank, the Executive may (i) participate in charitable and civic activities and personal investment activities (but not be involved in a material manner in the day-to-day operations of any business in which he has invested), and (ii) with the prior written consent of the Surviving Bank’s Board of Directors, act as a director of any corporations or organizations outside the Surviving Bank and the Company (other than banks, other financial institutions or other organizations providing similar services as the Surviving Bank); provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Employee’s duties hereunder or violate Employee’s fiduciary duty to the Surviving Bank. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer, other than Signature.

4.Compensation.

(a)Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, the Surviving Bank shall pay to the Executive a base salary of $205,000, less withholdings and deductions, for the first year of the Initial Term and $211,150, less withholdings and deductions, for the second year of the Initial Term (the “Base Salary,” which salary shall be paid in accordance with the Surviving Bank’s normal payroll procedures and policies. The Executive shall be eligible, at the discretion of the Company and the Surviving Bank’s Board of Directors, for further annual salary increases consistent with the Surviving Bank’s procedures, policies and practices (any increased salary thereafter constituting the Base Salary for purposes of this Agreement).

(b)Signing Bonus. Signature shall pay the Executive a one-time signing bonus of $50,000, less deductions and withholdings (the “Signing Bonus”), subject to and concurrent with the consummation of the Bank Merger.

(c)Retention Bonus. The Executive shall receive additional annual payments in the gross amount of $200,000, for the first year of the Initial Term, and $250,000, for the second year of the Initial Term, as a retention bonus (the “Annual Retention Bonuses”). The Annual Retention Bonuses will be paid in substantially equal monthly installments during each year of the Initial Term, payable on or before the last business day of each month during the Initial Term, provided that, as of the date of each payment, the Executive (i) remains an employee of the Surviving Bank, and (ii) has not materially breached any term of this Agreement, or any such breach timely has been cured by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank. For the avoidance of doubt, and except as stated in Section 8(d)(ii) of this Agreement, if the Executive’s employment with the Surviving Bank terminates for any reason, or upon a material breach of this Agreement by the Executive, which is not timely cured by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank, the Executive shall forfeit the Annual Retention Bonus installment payments due and payable after the date of such material breach or termination of Executive’s employment with the Surviving Bank, but shall retain any Annual Retention Bonus installment payments paid prior to the date of such material breach or termination of Executive’s employment with the Surviving Bank, and shall receive any Annual Retention Bonus installment payment due but not yet paid prior to the date of such material breach or termination of Executive’s employment with the Surviving Bank.

(d)Annual Cash Incentive Compensation. As additional incentive payments, for calendar year 2018 the Executive shall receive a guaranteed cash incentive bonus in the gross amount of $71,750, less deductions and withholdings, and for calendar year 2019 the Executive shall receive a guaranteed incentive bonus in the gross amount of $73,903, less deductions and withholdings, to be paid in or about February 2019 and February 2020, respectively, pursuant to the Surviving Bank’s standard processes and procedures for the payment of incentive compensation (the “Guaranteed Annual Bonuses”), provided that, as of the date of each payment, the Executive (i) remains an employee of the Surviving Bank, and (ii) has not materially breached any term of this Agreement, or any such breach has been timely cured by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank. For the avoidance of doubt, and except as stated in Section 8(d)(ii) and 8(d)(iii) of this Agreement, if the Executive’s employment with the Surviving Bank terminates for any reason, or upon a material breach of this Agreement by the Executive, which is not timely cured by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank, the Executive shall forfeit the Guaranteed Annual Bonus payments due and payable after the date of such material breach or termination of Executive’s employment with the Surviving Bank, but shall retain any Guaranteed Annual Bonus payments paid prior to the date of such material breach or termination of Executive’s employment with the Surviving Bank, and shall receive any Guaranteed Annual Bonus payment due but not yet paid prior to the date of such material breach or termination of Executive’s employment with the Surviving Bank.

(e)Equity Compensation. The Executive shall be eligible to receive annual grants of restricted stock units (“RSUs”) for shares of common stock of the Company, at the discretion of the Company’s Compensation/Nominating Committee and subject to the terms of Company’s Long-Term Incentive Plan (the “LTIP”). Any award of RSUs will be made in connection with the Company’s annual award decisions, normally occurring in January of each year. Annual grants to the Executive, if any, shall have a fair market value of up to 20% of Executive’s then-current Base Salary, and typically will be split between time-based RSUs with a three-year vesting period and performance-based RSUs. For clarity, nothing in this Agreement shall constitute a guarantee of any award of RSUs or otherwise under the Company’s LTIP, and any such awards shall be in the sole discretion of the Company.

(f)Participation in Benefit Plans. While he is employed by the Surviving Bank, the Executive shall be eligible to participate in all employee benefit plans or programs (including 31 days of paid-time-off (“PTO”), subject to the policies of the Surviving Bank with respect to limitations on accrual of PTO) offered generally by the Surviving Bank to its employees, to the extent that the Executive’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, the Executive shall be eligible to participate in any profit sharing, 401(k) match, defined contribution pension plan, or group life, health, dental or accident insurance or any such other plan or policy that may be in effect or that may hereafter be adopted by the Surviving Bank for the benefit of its employees and corporate officers generally. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company and the Surviving Bank do not guarantee the adoption or continuance of any particular employee benefit during the Executive’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Surviving Bank to, amend, modify or terminate any of its benefits during the Term. The Surviving Bank agrees to treat all tenure with Signature as time of employment with the Surviving Bank for purposes of calculating benefits under any benefits policy or plan of the Surviving Bank.

(g)Perquisites. While he is employed by the Surviving Bank, the Executive shall receive an automobile allowance of $500 per month and a club allowance of $600 per month.

(h)Expenses. The Surviving Bank will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Surviving Bank’s normal policies for reimbursement and expense verification.

5.Confidential Information. Except as directed by the Company or the Surviving Bank’s Board of Directors, during the Term or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Surviving Bank) any confidential information of the Company or the Surviving Bank (or of any third party) that the Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including but not limited to any trade secrets, confidential, proprietary or secret information or data, processes, formulae, plans, devices or material (whether or not patented or patentable) used in any aspect of the business of the Company or the Surviving Bank, any customer or supplier lists of the Company or the Surviving Bank, any confidential development or research work of the Company or the Surviving Bank, or any other confidential information or aspects of the business of the Company or the Surviving Bank, or any confidential information obtained from third parties under an obligation of the Company or the Surviving Bank to maintain the confidentiality of such information, which obligation is known to Executive (all such confidential or secret knowledge and information referred to in this sentence, the “Confidential Information”). The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and the Surviving Bank and represents a substantial investment of time and expense and the creation of goodwill by the Company and the Surviving Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and the Surviving Bank would be wrongful and would cause irreparable harm to the Company and the Surviving Bank. The foregoing obligations of confidentiality shall not apply to, and Executive shall be entitled to disclose, any knowledge or information (i) that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or the Surviving Bank, other than as a direct or indirect result of the breach of this Agreement by the Executive; (ii) as may be required by law or legal process after providing the Surviving Bank with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (iii) in any criminal proceeding against him after providing the Company and the Surviving Bank with prior written notice and an opportunity to seek protection for such Confidential Information (at the Company’s or the Surviving Bank’s sole expense, as applicable); or (iv) with the prior written consent of the Surviving Bank.

Executive understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Executive acknowledges that he is not required to seek the permission of or notify the Company or the Surviving Bank of any communications made in compliance with applicable whistleblower laws, and that neither the Company nor the Surviving Bank will consider such communications to violate this Agreement.

6.Restrictive Covenants. As an inducement for the Company to enter into the Parent Merger Agreement, consummate the Bank Merger and enter into this Agreement, and as necessary to protect the trade secrets and goodwill of the business of Signature and Signature Bank to be acquired pursuant to the Parent Merger Agreement and subsequently developed by the Company and the Surviving Bank, the Executive agrees to the restrictive covenants set forth in this Section 6. The Executive acknowledges the trade secrets that have and will be developed by Signature, Signature Bank, the Surviving Bank and the Company, as well as the valuable and special relationships developed between Signature and Signature Bank and their respective customers and employees, as well as between the Company and the Surviving Bank and their respective customers and employees, and acknowledges that such relationships will continue to be developed by the Company and the Surviving Bank, at considerable expense. Accordingly, Executive agrees that he will not in any way interfere with such relationships, whether or not contractual and regardless whether any such contract is oral, in writing or otherwise, during the Term and thereafter as provided below. Without limiting the generality of the foregoing, the Executive further specifically agrees as follows:

(b)During Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of Executive’s employment, for any reason, the Executive shall not, directly or indirectly, (y) attempt to solicit or induce any employees of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, to leave their employment with the Company or the Surviving Bank or their respective subsidiaries or affiliates, or (z) use Confidential Information to solicit or induce or attempt to solicit or induce any employees of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, to leave their employment with the Company or the Surviving Bank, or their respective subsidiaries or affiliates.

(c)During Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of Executive’s employment, for any reason, the Executive shall not, directly or indirectly, (y) attempt to solicit or induce any customer of the Surviving Bank to cease doing business with, or otherwise reduce the amount of business such customer does with, the Surviving Bank, or (z) use Confidential Information to solicit or induce or attempt to solicit or induce any customer of the Surviving Bank to cease doing business with, or otherwise reduce the amount of business such customer does with, the Surviving Bank.

(d)During Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of Executive’s employment, for any reason, the Executive shall not, directly or indirectly, without the express prior written consent of the Surviving Bank’s Board of Directors, (y) own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person) or otherwise intentionally, knowingly and deliberately assist in any manner, any person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly provides the same or similar services or products as provided by the Surviving Bank within the Restricted Area (as defined below in this Section 6(c)), or (z) enter into an independent contractor, consulting, employment or other arrangement with any other venture or enterprise providing the same or similar products or services as provided by the Surviving Bank in the Restricted Area. “Restricted Area” means all geographic territory within fifty (50) miles of any of the banking facilities operated by the Surviving Bank as of the effective date of Executive’s termination of employment, for any reason.

(e)During Executive’s employment with the Surviving Bank and thereafter, the Executive shall not knowingly and intentionally make or affirm to any third party, including but not limited to competitors or customers of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, any statement that disparages or reflects negatively upon the Company or the Surviving Bank or their respective subsidiaries or affiliates, or any of their respective officers, directors, employees, products or services. During Executive’s employment with the Surviving Bank and thereafter, the Board of Directors of the Surviving Bank, the Chief Executive Officers of the Company and the Surviving Bank, and the highest-ranking human resources officers of the Company and the Surviving Bank will not knowingly and intentionally make or affirm to any third party any statement that disparages Executive.

The Executive acknowledges and agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and the Surviving Bank; the potential restrictions on Executive’s future employment imposed by this Section 6 are reasonable in both duration and geographic scope and in all other respects and will not preclude Executive from earning a livelihood; and that any violation of this Section 6 will cause substantial and irreparable harm to the Company and/or the Surviving Bank that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 6.
7.Intellectual Property.

(b)The Executive hereby confirms that there are no inventions or original works of authorship that were made by the Executive, prior to the date of this Agreement (collectively referred to herein as “Prior Intellectual Property”), which belong to the Executive, and which relate to the proposed or current business, services, or products of Signature, Signature Bank, the Company and/or the Surviving Bank, and which were not assigned by the Executive to Signature, Signature Bank, or the Surviving Bank. The Executive confirms that all Prior Intellectual Property will be acquired by the Company and/or the Surviving Bank in the Parent Merger and/or the Bank Merger and will be owned by the Company and/or the Surviving Bank, and to the extent it is not, the Executive hereby assigns and agrees to assign to the Surviving Bank effective as of the Effective Date, all of the right, title and interest in the Prior Intellectual Property.

(c)The Executive acknowledges that all Work Product (as defined below in this Section 7(b)) belongs to Signature and/or Signature Bank, and acknowledges that all Work Product will be acquired by the Company and/or the Surviving Bank in the Parent Merger and/or the Bank Merger, and will be owned by the Company and/or the Surviving Bank. The Executive agrees to assign and hereby assigns to the Surviving Bank, without further consideration, all right, title, and interest that he may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to such Work Product, which Work Product shall be the sole property of the Surviving Bank, whether or not patentable. “Work Product” shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity) all improvements, rights, and claims related to the foregoing that are conceived, created, developed, or reduced to practice by the Executive alone or with others during the course of his employment with Signature, Signature Bank, or the Surviving Bank. In addition, to the extent not assigned, the Executive hereby irrevocably waives any moral rights (including rights of attribution and integrity) that he may have with respect to the Work Product. The Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101), are included in the definition of Work Product. The Executive shall promptly disclose any such Work Product to the Surviving Bank.

(d)The Executive agrees to assist the Surviving Bank, or its designee, at the Surviving Bank’s expense, in securing the Surviving Bank’s rights in and to the Work Product and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto in any and all countries. Such assistance shall include the disclosure to the Surviving Bank of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Surviving Bank shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Surviving Bank, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(e)The Executive agrees to maintain adequate and current written records on the development of all Work Product and to disclose promptly to the Surviving Bank all relevant records which records will remain the sole property of the Surviving Bank. The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, improvement, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that the Executive does not believe to constitute Work Product but is conceived, developed, or reduced to practice by the Executive (alone or with others) during his employment with the Surviving Bank shall be promptly disclosed to the Surviving Bank.

8.Termination of Employment.

(b)Grounds for Termination. The Executive’s employment shall terminate in the event that at any time:
(i)The Executive dies,

(ii)The Executive becomes Disabled (as defined in Section 9(b)),

(iii)The Surviving Bank elects to terminate this Agreement for Cause (as defined in Section 9(b)) and notifies the Executive in writing of such election,

(iv)The Surviving Bank elects to terminate this Agreement without Cause and notifies the Executive in writing of such election, or the Executive elects to terminate this Agreement for Good Reason (as defined in Section 9(b)) and notifies the Surviving Bank in writing of such election, or

(v)The Executive elects to terminate this Agreement without Good Reason and notifies the Surviving Bank in writing of such election.

If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination, except that the Surviving Bank may elect, at its sole discretion, to accelerate the effective date of termination under clause (v) without further compensation to Executive.
(c)Cause, Good Reason and Disabled Defined. “Cause” means:

(i)The Executive has breached any provision of this Agreement in any material respect and, if such breach is deemed curable in the reasonable discretion of the Company and the Surviving Bank, the Executive has not cured such breach within thirty (30) days of receipt of notice of such breach from the Surviving Bank, as determined in the reasonable discretion of the Company and the Surviving Bank;

(ii)The Executive has engaged in willful and material misconduct (including but not limited to willful and material failure to perform the Executive’s lawful duties as an officer or employee of the Surviving Bank, and the Executive has failed to cure such failure to perform within 30 days after receipt of written notice from the Surviving Bank);

(iii)The Executive has committed fraud, misappropriation or embezzlement in connection with the Surviving Bank’s business;

(iv)The Executive has been convicted or has pleaded nolo contendere to a felony; or

(v)The Executive has been convicted or has pleaded nolo contendere to a crime involving fraud or dishonesty, or any similar crime that reflects upon the Executive’s fitness to perform duties as an officer or employee or that casts the Surviving Bank in a negative light by association.

“Good Reason” means the occurrence of any one or more of the following without the Executive’s advance written consent:
A.    The Surviving Bank has breached any provision of this Agreement in any material respect;
B.    A material diminution of the Executive’s title, position, duties, responsibilities or status as President and Chief Executive Officer of the Surviving Bank, other than in connection with a termination for Cause or because Executive has become Disabled;
C.    The Executive has not received the compensation or benefits to which he is entitled under this Agreement;
D.    The Executive’s base salary or annual cash incentive opportunity has been reduced;
E.    A relocation of Executive’s primary place of work to a location more than thirty (30) miles from 9800 Bren Road East, Minnetonka, MN 55343; or
F.    The Executive is removed from or otherwise not permitted to serve on the Board of Directors of the Surviving Bank, at any time during the Initial Term, other than for Cause.
If the Executive desires to resign for Good Reason, the Executive must provide the Surviving Bank with written notice of the Good Reason event within 30 days of the Executive’s initial awareness of the existence of such Good Reason event. The Surviving Bank shall have 30 days to cure the Good Reason event (the “Cure Period”), or to object to the Executive’s determination that there was proper Good Reason. If the Surviving Bank cures the Good Reason event within the Cure Period, then there shall not be Good Reason for the Executive’s resignation and it shall not be effective. If the Surviving Bank objects to the Executive’s determination that there was proper Good Reason without attempting to cure, then the Executive’s resignation shall be effective at the end of the Cure Period, and the matter of whether there was Good Reason shall be resolved by arbitration in accordance with the provisions of Section 9(a). If such arbitration determines that there was not proper “Good Reason” for resignation, such resignation shall be deemed to be a resignation pursuant to clause (v) of Section 8(a). If the Surviving Bank fails to object or cure during the Cure Period, the Executive’s resignation shall be considered a resignation for Good Reason under clause (iv) of Section 8(a) effective as of the end of the Cure Period.

“Disabled” means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of three months. The Executive understands that Surviving Bank will engage in the interactive process to determine whether a leave of another length is a reasonable accommodation.
(d)Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including but not limited to the requirements of Sections 5, 6 and 7.

(e)Payments after Termination.

(i)The Executive shall be entitled to salary and benefits under this Agreement, including (x) unreimbursed expenses incurred in the performance of his duties prior to the effective date of termination, and for which he would be entitled to reimbursement under Section 4(h), to the extent documentation for such expenses is promptly, and in any event within 45 days of termination, provided to the Surviving Bank, (y) unused vacation time in accordance with the Surviving Bank’s policies, and (z) any vested benefits as of the effective date of termination, through the date of any termination pursuant to Section 8(a), including any bonus determined to be payable with respect to a completed fiscal year and not yet paid, but not including any bonus payment with respect to the year in which termination occurs. Subject to any right to elect COBRA continuation coverage or similar state group health continuation law coverage, and, except as provided in Section 8(d)(ii) through (iv), the Executive’s right to salary and benefits shall immediately terminate upon the effective date of termination of this Agreement under Section 8(a).

(ii)If the Executive’s employment is terminated under Section 8(a)(ii) or 8(a)(iv) during the Initial Term, and provided (1) the Executive has executed a written release in favor of the Surviving Bank in the form attached hereto as Exhibit A and the revocation period specified therein has expired without revocation by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e) of this Agreement, then, in addition to the payments described in Section 8(d)(i), (w) the Surviving Bank shall continue to pay Executive’s Base Salary in regular payroll intervals in accordance with the Company’s standard payroll practices for the duration of the Executive’s obligations under Sections 6(a) through (c), (x) the Surviving Bank shall pay Executive the additional gross amount of $2,000 per month towards Executive’s health insurance premiums for the duration of the Executive’s obligations under Sections 6(a) through (c), (y) the Surviving Bank shall pay the full amount of the Guaranteed Annual Bonuses and the Annual Retention Bonuses on or about the dates contemplated by this Agreement, and (z) any unvested RSUs previously awarded to Executive pursuant to Section 4(e) of this Agreement shall immediately vest as of the effective date of Executive’s termination, subject to the terms of the LTIP.

(iii)If the Executive’s employment is terminated under Section 8(a)(v) during the Initial Term, and provided (1) the Executive has executed a written release in favor of the Surviving Bank in the form attached hereto as Exhibit A and the revocation period specified therein has expired without revocation by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e) of this Agreement, then, in addition to the payments described in Section 8(d)(i), the Surviving Bank shall continue to pay Executive’s Base Salary in regular payroll intervals in accordance with the Company’s standard payroll practices for the duration of the Executive’s obligations under Sections 6(a) through (c) and shall pay the Guaranteed Annual Bonuses on or about the dates contemplated by this Agreement.

(iv)If the Executive’s employment is terminated under Section 8(a)(ii) or 8(a)(iv) following the Initial Term, and provided (1) the Executive has executed a written release to the Surviving Bank in the form attached hereto as Exhibit A and the revocation period specified therein has expired without revocation by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e) of this Agreement, then, in addition to the payments described in Section 8(d)(i), (x) the Surviving Bank shall continue to pay Executive’s Base Salary in regular payroll intervals in accordance with the Company’s standard payroll practices for the duration of the Executive’s obligations under Sections 6(a) through (c), (y) the Surviving Bank shall pay Executive the additional gross amount of $2,000 per month towards Executive’s health insurance premiums for the duration of the Executive’s obligations under Sections 6(a) through (c), and (z) any unvested

RSUs previously awarded to Executive pursuant to Section 4(e) of this Agreement shall immediately vest as of the effective date of Executive’s termination, subject to the terms of the LTIP.

(v)If the Executive’s employment is terminated under Section 8(a)(v) following the Initial Term, and provided (1) the Executive has executed a written release to the Surviving Bank in the form attached hereto as Exhibit A and the revocation period specified therein has expired without revocation by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e) of this Agreement, then, in addition to the payments described in Section 8(d)(i), the Surviving Bank shall continue to pay Executive’s Base Salary in regular payroll intervals in accordance with the Company’s standard payroll practices for the duration of the Executive’s obligations under Sections 6(a) through (c).

(f)Surrender of Records and Property. Upon termination of his employment with the Surviving Bank, for any reason, the Executive shall deliver promptly to the Surviving Bank all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or the Surviving Bank, and all other property, trade secrets and confidential information of the Company or the Surviving Bank, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or the Surviving Bank, which in any of these cases are in his possession or under his control, as well as any log-in information, passwords or other data or information reasonably necessary or useful to the Surviving Bank to access and/or use any documents or data created or maintained by Executive.

9.Settlement of Disputes.

(b)Arbitration. Except as provided in Section 9(b), any controversy arising out of or relating to the Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Minneapolis, Minnesota, before a single arbitrator to be mutually agreed upon by the parties and shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”), which may be found at jamsadr.com/rules-employment-arbitration. The Executive acknowledges that he has reviewed such rules prior to executing this Agreement. The Surviving Bank shall bear those expenses peculiar to arbitration including the administrative costs of the arbitration and the arbitrator’s fees to the extent required by federal or Minnesota law and the JAMS rules. Each party in the arbitration shall bear its or his own attorneys’ fees and legal costs. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(c)Resolution of Certain Claims-Injunctive Relief. Section 9(a) shall have no application to claims by the Company and/or the Surviving Bank seeking to enforce, by injunction or otherwise, the terms of Section 5, 6, 7 or 8(e). Such claims may be maintained by the Company and/or the Surviving Bank in a lawsuit subject to the terms of Section 9(c). The Executive acknowledges that it would be difficult to fully compensate the Company and/or the Surviving Bank for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company and/or the Surviving Bank shall have the right to enforce the provisions of Sections 5, 6, 7 and 8(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the prevailing party shall be entitled to recover from the non-prevailing party its reasonable outside counsel fees in enforcing the provisions of Sections 5, 6, 7 and/or 8(e).

(d)Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from Sections 5, 6, 7 or 8(e) of this Agreement, shall be litigated only in the state or federal courts of the State of Minnesota. The Executive, the Surviving Bank and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 9(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Surviving Bank or the Company.

10.Code Section 409A.

(b)In General. This Agreement, and all payments made or to be made hereunder, is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered, interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Code Section 409A to the maximum extent possible. However, the Executive acknowledges that he bears the entire risk of any adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to but not in compliance with Section 409A and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income taxation law. To the extent any nonqualified deferred compensation payment to the Executive could be paid in one or more of the Executive’s taxable years depending upon the Executive completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A. The Agreement will be amended (as mutually agreed) to the extent necessary to comply with Section 409A of the Code.

(c)Payments subject to Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)Any payment payable upon the Executive’s termination of employment shall only become payable upon a “separation from service” within the meaning of Code Section 409A (a “Separation from Service”).

(ii)If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(iii)Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(iv)Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. If the timing of any payment subject to Code Section 409A could occur in one or more tax years depending on the Executive’s employment-related actions, then such payment will be made as soon as possible in the later tax year.

11.Miscellaneous.

(b)Entire Agreement. This Agreement (including Exhibit A) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, expressly including but not limited to the Prior Employment Agreement.

(c)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(d)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(e)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Surviving Bank. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by the Executive without the prior written consent of the Surviving Bank.

(f)Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(g)Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

if to Heartland:

Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:	J. Daniel Patten, Executive Vice President, Finance and Corporate Strategy
Telephone:	(720) 873-3780
E-mail:	DPatten@htlf.com

with copies to:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention:	Michael J. Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
Telephone:	(563) 589-1994
E-mail:	MCoyle@htlf.com

If to the Surviving Bank:

Minnesota Bank & Trust
7701 France Avenue South, Suite 110
Edina, Minnesota 55435
Attention:	R. John Rhoades, Interim President and Chief Executive Officer
Telephone:	(952) 841-9300
E-mail:	jrhoades@citywidebanks.com

If to the Executive:

Leif E. Syverson
c/o Signature Bancshares, Inc.
9800 Bren Road East, Suite 200
Minnetonka, Minnesota 55343
Attention:	Kenneth D. Brooks
Telephone:	(952) 936-7800
E-mail:	lsyverson@signaturebankonline.com
Any party may change the address set forth above by notice to each other party given as provided herein.
(h)Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Minnesota, without giving effect to any choice of law provisions thereof.

(j)Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY COUNSEL IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

(l)Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(m)Withholding Taxes. The Surviving Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

[The remainder of this page intentionally has been left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board and
Chief Executive Officer

SIGNATURE BANCSHARES, INC.

By:	/s/ Kenneth D. Brooks
Kenneth D. Brooks, President and Chief Executive Officer

MINNESOTA BANK & TRUST

By:	/s/ R. John Rhoades
R. John Rhoades, Interim President and Chief Executive Officer

By:	/s/ Leif E. Syverson
Leif E. Syverson

[Signature page to the Employment Agreement dated as of November 13, 2017 by and among Heartland Financial, Inc., Signature Bancshares, Inc.,
Minnesota Bank & Trust and Leif E. Syverson]

EXHIBIT A
GENERAL RELEASE
This General Release is made and entered into as of the __ day of __________, 20__, by Leif E. Syverson (“Executive”).
WHEREAS, Heartland Financial USA, Inc. (“Heartland”), Minnesota Bank & Trust (the “Bank”) and Executive are parties to an Employment Agreement dated [] (the “Employment Agreement”);
WHEREAS, Executive intends to settle any and all claims that Executive has or may have against the Bank or Heartland as a result of Executive’s employment with the Bank and/or the cessation of Executive’s employment with the Bank; and
WHEREAS, under the terms of the Employment Agreement, which Executive agrees are fair and reasonable, Executive agreed to enter into this General Release as a condition precedent to the severance arrangements described in Section 8(d) of the Employment Agreement.
NOW, THEREFORE, in consideration of the provisions and the covenants contained in the Employment Agreement, the Executive agrees as follows:
1.    Release. For the consideration expressed in the Employment Agreement, Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Executive has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of Executive’s signature on this General Release, including Executive’s employment with the Bank and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively the Bank, Heartland, and their respective predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, employees, attorneys and insurers, and each and all thereof.
Executive understands and agrees that Executive’s release of claims includes any and all possible claims related to his employment or the termination thereof, including but not limited to claims related to discrimination, harassment or retaliation, including but not limited to claims under Title VII of the Federal Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Occupational Safety and Health Act, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Executive Retirement Income Security Act; the Sarbanes Oxley Act of 2002; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940-181.944; and any provision of the Minnesota or federal Constitutions; or any other federal, state or local statute, ordinance or law. Executive also understands that Executive is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind, under any other theory of pleading or proof, whether legal or equitable.
Nothing in this General Release prohibits Executive from filing a charge with any government agency, however, Executive further understands that Executive is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Executive or on Executive’s behalf by any other party, governmental or otherwise against any of the Released Parties. Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.
This General Release does not constitute an unlawful waiver of any of Executive’s rights under any laws or otherwise apply to or release (i) any post-termination claim that Executive may have for benefits under the provisions of any employee benefit plan maintained by Bank, including claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA), (ii) any rights or claims that arise from actions occurring after the date Executive signs this General Release, (iii) claims arising under Section 8(d) of the Employment Agreement; (iv) claims for indemnification under applicable law or the Surviving Bank’s operative bylaws or policies; (v) claims for unemployment compensation benefits, workers compensation benefits, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or under the Fair Labor Standards Act, or (vi) or any claim Executive may have purely in his capacity as a shareholder or former shareholder of the Bank.
Executive further understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Executive acknowledges that he is not required to seek Heartland’s or the Bank’s permission or notify the Heartland or the Bank of any communications made in compliance with applicable whistleblower laws, and that neither Heartland nor the Bank will consider such communications to violate this General Release or the Employment Agreement.
2.    Rescission. Executive has been informed of Executive’s right to rescind this General Release by written notice to Bank within fifteen (15) calendar days after the execution of this General Release. Executive has been informed and understands that any such rescission must be in writing and delivered to Bank by hand or sent by mail within the 15-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period, and (2) sent by certified mail, return receipt requested.
Executive understands that the Company and/or the Bank will have no obligations under the Employment Agreement in the event a notice of rescission by Executive is timely delivered, and, in the event Executive rescinds this General Release, Executive agrees to repay to Bank any payments made to Executive or benefits conferred upon him pursuant to Section 8(d)(ii) of the Employment Agreement prior to the date of rescission.
3.    Representations. Executive represents that he is not aware of any violations of the law or bank policies with respect to his employment. No provision of this General Release shall be construed as an admission or concession of any liability or wrongdoing or of any preexisting liability or wrongdoing. Executive is the sole owner of all claims released and has not assigned or transferred to any person all or part of any interest in any claim released under this General Release. This General Release and the Employment Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties concerning his complete release of all claims as referred to herein. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made the Bank or Heartland, or any representative thereof, except as specifically set forth in the Employment Agreement.
4.    Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Executive for a period of 21 days during which time Executive may consider whether or not to execute this General Release. Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Executive is hereby advised to seek the advice of an attorney regarding this General Release.
5.    Binding Agreement. This General Release shall be binding upon Executive and his heirs and assigns, and inure to the benefit of Heartland, the Bank and their respective successors and assigns.
6.    Ongoing Obligations. Notwithstanding any other Section of this General Release, Executive acknowledges and agrees that he remains bound by, and will continue to comply in all respects with, Sections 5, 6, 7 and 8(e) of the Employment Agreement.
7.    Knowing and Voluntary Agreement. Executive hereby acknowledges and states that Executive has read this General Release. Executive further represents that this General Release is written in language that is understandable to Executive, that Executive fully appreciates the meaning of its terms, and that Executive enters into this General Release freely and voluntarily.

IN WITNESS WHEREOF, Executive, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

Leif E. Syverson